INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

      INTERIM INVESTMENT SUB-ADVISORY AGREEMENT made this 30th day of March, 2018, by and among ELKHORN ETF TRUST, a Massachusetts business trust (the "Trust"), INNOVATOR CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser"), and PENSERRA CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Sub-Adviser").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company;

      WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, the Trust intends to offer shares in series as set forth on Schedule A attached hereto and any other series as to which this Agreement may hereafter be made applicable and set forth on Schedule A, which may be amended from time to time
(each such series being herein referred to as a "Fund," and collectively as the "Funds");

      WHEREAS, the Trust has retained the Adviser to serve as the investment adviser for the Funds pursuant to an Interim
Investment Management Agreement between the Adviser and the Trust (the "Interim Management Agreement") and desires to continue to retain the Adviser to serve as the investment adviser for the Funds pursuant to a definitive Investment
Management Agreement between the Adviser and the Trust;

      WHEREAS, the Interim Management Agreement provides that the Adviser may, subject to the approvals required under the 1940
Act and the rules thereunder, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Interim Management Agreement;

      WHEREAS, the Trust and the Adviser desire to appoint the Sub-Adviser to furnish certain investment advisory and portfolio management services for the Funds' investment portfolios; and

      WHEREAS, the Trust and the Adviser desire to enter into this agreement (the "Agreement") pursuant to Rule 15a-4 under the 1940 Act, under which the Sub-Adviser will furnish certain investment advisory and portfolio management services for the Funds upon the terms and conditions hereafter set forth:

W I T N E S S E T H:

      In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and among the parties hereto as follows:

 1. Appointment. The Trust and the Adviser hereby appoint the Sub-Adviser to provide certain sub-investment advisory services to each Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, the Funds or the Adviser in any way, nor otherwise be deemed an agent of the Trust, the Funds or the Adviser.

 2. Services to Be Performed. Subject always to the supervision of the Trust's Board of Trustees (the "Board of Trustees") and the Adviser, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of, each Fund, and furnish an investment program in respect of, make investment decisions for, and place all orders (either directly or through the Adviser) for the purchase and sale of securities for each Fund's investment portfolio, all on behalf of such Fund and as described in the Fund's currently effective registration statement on Form N-1A as the same and such investment policies applicable to the Sub-Adviser's portion of the Fund's portfolio described therein may thereafter be amended from time to time. In the performance of its duties, the Sub-Adviser will (a) satisfy any applicable fiduciary duties it may have to the Funds, (b) monitor the Funds' investments,
(c) comply with the provisions of the Trust's Declaration of Trust and By-laws, as amended from time to time and communicated by the Trust or the Adviser to the Sub-Adviser, and the stated investment objectives, policies and restrictions of each Fund as such objectives, policies and restrictions may subsequently be changed by the Board of Trustees and communicated by the applicable Fund or the Adviser to the Sub-Adviser in writing, and (d) assist in the valuation of portfolio assets held by each Fund as requested by the Adviser or the Fund. The Sub-Adviser and the Adviser will each make its officers and employees available to the other from time to time at reasonable times to review the investment objectives, policies and restrictions of each Fund applicable to the portion of the portfolio allocated to the Sub-Adviser and to consult with each other regarding the investment affairs of the Fund. The Trust or the Adviser has provided the Sub-Adviser with current copies of the Trust's Declaration of Trust and By-laws, each Fund's prospectus and statement of additional information and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser's performance under this Agreement.

      Unless otherwise provided by the Adviser, the Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of a Fund's securities on behalf of the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of a Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Board of Trustees and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or a Fund, or be in breach of any obligation owing to the Trust or a Fund under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Funds, as to which it exercises investment discretion.

      In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the applicable Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, each Fund and the Adviser acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the securities positions obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

      The Sub-Adviser will not arrange purchases or sales of securities between a Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund's policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Board of Trustees has approved these types of transactions.

      Each Fund may adopt policies and procedures that modify or restrict the Sub-Adviser's authority regarding the execution of such Fund's portfolio transactions provided herein. Such policies and procedures and any amendments thereto will be communicated by the Adviser to the Sub-Adviser. The Adviser shall provide reasonable advance notice to the Sub-Adviser of such policies and procedures and any amendments thereto.

      The Sub-Adviser will communicate to the officers and trustees of the Trust such information relating to transactions for the Funds as they may reasonably request. In no instance will portfolio securities be purchased by or sold to the Adviser, the Sub-Adviser or any affiliated person of any of the Trust, the Adviser, or the Sub-Adviser, except as may be permitted under the 1940 Act.

      The Sub-Adviser further agrees that it:

 (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

 (b) will conform in all material respects to all applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and comply in all material respects with all policies and procedures adopted by the Board of Trustees for each Fund and communicated to the Sub-Adviser and, in addition, will conduct its activities under this Agreement in all material respects in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

 (c) will report regularly to the Adviser and to the Board of Trustees (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board of Trustees on a regular basis at reasonable times the management of each Fund, including, without limitation, review of the general investment strategies of the Fund with respect to the portion of the Fund's portfolio allocated to the Sub-Adviser, the performance of the Fund's investment portfolio allocated to the Sub-Adviser in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser or the Board of Trustees; and

 (d) will prepare and maintain such books and records with respect to each Fund's securities and other transactions as required under applicable law or as otherwise reasonably agreed to by the parties and will prepare and furnish the Adviser and the Board of Trustees such periodic and special reports as the Adviser or the Board of Trustees may reasonably request. The Sub-Adviser further agrees that all records which it maintains for each Fund are the property of such Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Adviser or such Fund (provided, however, that the Sub-
Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the applicable Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940, as amended (the
"Advisers Act"), or other applicable law.

 3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Funds.

 4. Additional Sub-Advisers. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief upon which the respective Fund may rely) and the approval of the Adviser, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser's own cost and expense for the purpose of furnishing one or more of the services described in Section 2 hereof with respect to a Fund. In addition, the Adviser may adjust from time to time the duties delegated to the Sub-Adviser, the portion of portfolio assets of a Fund that the Sub-Adviser shall manage and the fees to be paid to the Sub-Adviser in accordance with this Agreement, subject to the approvals set forth in Section 15 of the 1940 Act if required including after taking into account any exemptive order, no-action assurances or other relief upon which the respective Fund may rely. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the applicable Fund for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser's duties hereunder with respect to such Fund.

 5. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee (the "Sub-Advisory Fee") equal to the annual rate of each Fund's average daily net assets as set forth on Schedule A, subject to the following.
The compensation accrued hereunder will be held in an interest-bearing escrow account with the Funds' custodian or another bank (as defined in the 1940 Act) designated by the Trust. If a new investment sub-advisory agreement (the "New Sub-Advisory Agreement") with the Sub-Adviser on behalf of a Fund is approved by the vote of a majority of the outstanding voting securities of such Fund by the end of the 150-day term of this Agreement, the amount in the escrow account applicable to such Fund (including the interest earned) will be paid to the Sub-Adviser. If a majority of the outstanding voting securities of a Fund does not approve the New Sub-Advisory Agreement with the Sub-Adviser on behalf of such Fund within the 150-day period, the Sub-Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Adviser in performing this Agreement for that Fund (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account for that Fund (plus interest earned).

      For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively.

      6. Custodian. The assets subject to this Agreement shall be held by the custodian of the Funds ("Custodian") or by a central depository selected by the Custodian. In no event shall the Sub-Adviser have the power or authority to take custody or possession of any assets of the Funds. The Sub-Adviser is authorized to give instructions to the current or any successor Custodian with respect to all investment decisions regarding such assets. The Sub-Adviser will promptly notify the Custodian of all securities transactions for each Fund and will cooperate with the Custodian in supplying all reasonable information required by the Custodian. All transactions will be consummated by payment or delivery to the Custodian of all cash or securities due to or from the Funds. In the event that any cash or securities are delivered to the Sub-Adviser, the Sub-Adviser will promptly deliver the same over to the Custodian. The Sub-Adviser will instruct all brokers executing orders on behalf of the Funds to forward to the Custodian copies of all brokerage confirmations promptly after execution of each transaction. The Funds will not change the Custodian without giving the Sub-Adviser reasonable prior notice of their intention to do so together with the name of, and other relevant information with respect to, the new Custodian.

 7. Services to Others. The Trust and the Adviser acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Adviser acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of a Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

 8. Representations and Warranties of the Parties.

      (a) The Sub-Adviser represents and warrants to the Adviser as follows:

 (i) The Sub-Adviser is a registered investment adviser under the Advisers Act;

 (ii) The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the Commission, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form
ADV; and

 (iii) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

      (b) The Adviser represents and warrants to the Sub-
Adviser that it is a registered investment adviser under the Advisers Act.

 9. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by a Fund or the Adviser (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

 10. Term; Termination. With respect to each Fund, this Agreement shall become effective on the date provided in Schedule A for such Fund (the "Effective Date") and shall remain in full force for (i) 150 days following the Effective Date or
(ii) until a vote of a majority of the outstanding voting securities of such Fund shall approve the New Sub-Advisory Agreement with the Sub-Adviser, or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.

      This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Adviser or the Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated on behalf of a Fund by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund upon ten (10) calendar days' written notice to the Sub-Adviser by the Fund without payment of any penalty. This Agreement may be terminated on behalf of a Fund at any time without the payment of any penalty by the Adviser, the Board of Trustees, or by vote of a majority of the outstanding voting securities of such Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the material covenants of the Sub-Adviser set forth herein. Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination and for any additional period during which the Sub-Adviser serves as such for the applicable Fund, subject to applicable law. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meanings set forth in the 1940 Act and the rules and regulations thereunder.

 11. Compliance Certification. From time to time the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act as are reasonably requested by a Fund or the Adviser. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Funds to enable the Funds to fulfill their obligations under Rule 38a-1 under the 1940 Act.

 12. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Adviser or a Fund:    If to the Sub-Adviser:

[                     ]      [                     ]

 13. Limitations on Liability. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein, a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Funds by the Trust's officers in their capacity as officers and not individually and is not binding upon any of the Trust's trustees, officers or shareholders individually but the obligations imposed upon the Trust or a Fund by this Agreement are binding only upon the assets and property of such Fund, and persons dealing with the Trust or a Fund must look solely to the assets of that Fund for the enforcement of any claims.

 14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

 15. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 13 hereof, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois.

 16. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

 17. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform its obligations under this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust's Declaration of Trust and other governing documents of the Funds.

 18. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 5 are not severable.

 19. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

IN WITNESS WHEREOF, the Trust, the Adviser and the Sub-Adviser each have caused this Agreement to be executed as of the day and year first above written.

ELKHORN ETF TRUST

By
Name: Ben Fulton
Title: Chief Executive Officer and President

ATTEST:
Name:___________________
Title:____________________

INNOVATOR CAPITAL MANAGEMENT, LLC

By
Name: Bruce Bond
Title: Chief Executive Officer

ATTEST:
Name:___________________
Title:____________________

PENSERRA CAPITAL MANAGEMENT LLC

By
Name: [            ]
Title: [             ]

ATTEST:
Name:___________________
Title:____________________




SCHEDULE A

FUNDS

SERIES: Elkhorn S&P High Quality Preferred ETF
ANNUAL RATE OF AVERAGE DAILY NET ASSETS:[      ]%
EFFECTIVE DATE: April 1, 2018

SERIES: Elkhorn Lunt Low Vol/High Beta Tactical ETF
ANNUAL RATE OF AVERAGE DAILY NET ASSETS:[      ]%
EFFECTIVE DATE: April 1, 2018